Exhibit 99.2

June 3, 2004

Mr. Ian Telfer
Chairman & CEO
Wheaton River Minerals Ltd.
200 Burrard Street, Suite 1560
Vancouver, BC
V6C 3L6, Canada

Dear Ian:

The Board of Directors of Coeur has authorized an increase in the value of its merger proposal for Wheaton River by an additional C$0.50 (US$0.37) per share, or an aggregate of C$285 million (US$209 million). An announcement to this effect was released this morning.

The increased consideration of C$0.50 per share will be paid to Wheaton River stockholders in the form of Coeur senior subordinated notes, or Coeur common stock, as discussed below. Coeur reserves the right to substitute cash for the increased consideration.

Under Coeur’s revised proposal, Wheaton River stockholders will now have the opportunity to elect among:

•	Up to C$5.00 per Wheaton River share in cash, subject to a maximum aggregate cash consideration of C$285 (US$209) million, or C$0.50 per Wheaton River share if all Wheaton River stockholders elect the cash option; or

•	Up to C$5.00 per Wheaton River share in the new senior subordinated notes, subject to a maximum aggregate consideration of C$285 (US$209) million, or C$0.50 per Wheaton River share if all Wheaton River stockholders elect the note option. The notes will have a 9% coupon and a term of seven years. The notes will not be callable for four years. Wheaton River stockholders will have the option to elect to receive any or all of this increased consideration in the form of Coeur common stock. The notes are subject to standard covenants for an issuance of this type. The Company reserves the right to substitute cash for the increased consideration of notes or Coeur common stock; or

•	Coeur common shares or exchangeable shares of a Canadian subsidiary of Coeur (with value equivalent to Coeur common stock) with a value of C$5.06 per Wheaton River share based on Coeur’s closing share price on May 27, 2004.

Under the offer, warrant and option holders of Wheaton River will receive an equivalent value of Coeur warrants and options based on the revised merger consideration.

Our combination will create a global leader in the precious metals industry, focused on the Americas, with one of the highest growth rates in the sector. Our combination will create the fourth largest North American precious metals company, enhance Coeur’s position as the world’s largest primary silver producer, and create a top 10 global gold producer with among the lowest cash costs in the industry. The combined company, a totally unhedged precious metals producer, will have a strong balance sheet, increased financial flexibility, and industry leading trading liquidity on both the NYSE and TSE, providing excellent value to both Wheaton River and Coeur stockholders. Based on current trading prices, the NAV multiple of the combined company would be in line with the average of intermediate producers.

As a result of the initiatives taken by our management, we are now in a strong financial position, with US$235 million in cash and no net debt. In addition to our four operations, we have advanced development projects in Bolivia and Alaska that we expect will double our gold production and increase our silver production by an additional 45% over the next two years. The market has recognized this dramatic turnaround and investment opportunity, rewarding our stockholders with an increase of 128% in the Company’s share price from the beginning of last year, making Coeur one of the best performers in our sector.

Unfortunately, most of the Wheaton River stockholders may have no opportunity to learn of Coeur’s improved offer before the deadline for delivery of proxies tomorrow for the stockholder meeting to vote on the Iamgold plan of arrangement. Indeed, less than four days will have elapsed between announcement of the Wheaton River Board’s response to Coeur’s initial offer Monday evening and the deadline for delivery of proxies. To make matters worse, there is no practical mechanism for those stockholders who wish to do so to change their votes in response to Coeur’s increased proposal.

Still other important developments will take place in the coming days as the court responds to litigation which seeks to permit an offer which Golden Star proposes to make directly to Iamgold stockholders. Obviously these events will have a profound impact on the interests of Wheaton River stockholders, and could significantly affect stockholder voting decisions.

As fiduciaries for Wheaton River stockholders, we know you and your board take seriously your obligation to act in stockholders’ best interests. It is hard to imagine a decision more fundamental to stockholder interests than the choice between the two proposals which have been presented for Wheaton River – Coeur’s proposal and the previously announced proposal involving Iamgold. Under the circumstances, I respectfully submit that a decision to insist on a stockholder vote on the basis of proxies cast before all relevant information is available for thoughtful consideration by stockholders, would be inappropriate.

As a result, I am writing to request that the Wheaton River board postpone, for a brief time, the stockholders’ meeting now scheduled for June 8 and the deadline for delivering proxies, in order to allow both plan of arrangement proposals to be considered by your stockholders.

I am sure you are hearing directly from your stockholders that postponing your stockholders’ meeting is the only responsible way to allow your stockholders to make an informed decision as to which transaction is in the best strategic interests of Wheaton River.

We at Coeur welcome the opportunity to meet directly with your Board of Directors and to respond to any questions they may have about Coeur or our proposal. We continue to be willing to provide Wheaton River a full opportunity to conduct due diligence on Coeur, subject to entering into a confidential agreement in the usual form. We are confident that upon your review of our properties and operations, you will come to the conclusion that our revised proposal offers superior value to your stockholders when compared to the existing Iamgold-Wheaton River transaction. We fully expect that you will be able to conduct your review of Coeur in an expeditious matter.

I look forward to your response at your earliest convenience.

Very truly yours,

/s/ Dennis E. Wheeler

Dennis E. Wheeler
Chairman and Chief Executive Officer
Coeur d’Alene Mines Corporation